Exhibit 10.12

REVERSIONARY RIGHTS AGREEMENT

THIS REVERSIONARY RIGHTS AGREEMENT (this “Agreement”) is dated as of May 17, 2007 and entered into by and among BSST LLC, a Delaware limited liability company (“BSST”), Dr. Lon E. Bell (“Bell”) and Amerigon Incorporated (“Amerigon”).

RECITALS

WHEREAS, Bell and Amerigon are Members of BSST;

WHEREAS, Bell and BSST have entered into a number of agreements by which Bell has a right to receive, upon the occurrence of certain events, certain intellectual property rights that currently reside or will reside in BSST (the “Reversionary Rights”). The Reversionary Rights arise from or are referenced in the following agreements, which may or may not be a complete list of all of the agreements containing a reference to the Reversionary Rights: the Amended and Restated Operating Agreement of BSST, dated as of May 30, 2001, as amended (the “Operating Agreement”), the Assignment and Subscription Agreement between Bell and BSST, dated as of September 4, 2000, as amended (the “Subscription Agreement”), the Revenue Sharing Agreement between Bell and BSST, dated as of September 4, 2000 (the “Revenue Sharing Agreement”), and the Employment Agreement by and between Bell and BSST, dated as of May 30, 2001 (the “Employment Agreement”);

WHEREAS, the parties hereto intend that any and all Reversionary Rights enjoyed by Bell are the subject of this Agreement, whether or not referred to in the Operating Agreement, Subscription Agreement, Revenue Sharing Agreement, Employment Agreement or elsewhere (collectively, the “Applicable Agreements”); and

WHEREAS, Bell, Amerigon and BSST have agreed to certain modifications to the Reversionary Rights as described in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. PURCHASE OF REVERSIONARY RIGHTS

At any time from and after the date of this Agreement, either BSST or Amerigon may elect to purchase the Reversionary Rights from Bell at the Valuation Amount (as defined below). Such election shall be made in writing and given to Bell at his last known address. Payment of the Valuation Amount shall be in cash by wire transfer to an account designated by Bell and the closing of such purchase shall be not more than 120 days after the date such election is made. For purposes of this Agreement, “Valuation Amount” shall mean $5,000,000 less $100,000 for each $1,000,000 that Amerigon funds to BSST from and after May 30, 2001, whether in the form of equity, debt or a combination of equity and debt. As an example of the above, if cumulative funding by Amerigon was $3,200,000, the Valuation Amount would be $4,680,000.

(1)

Section 2. SALE OF BSST OR AMERIGON

Without limiting or modifying the provisions of Section 1 above, if, at any time after the date hereof, there shall occur a Sale Transaction (as defined below) in which the total outstanding equity interests in BSST are valued at $40,000,000 or more, the Reversionary Rights shall automatically terminate upon the consummation of such Sale Transaction without payment of any consideration therefor. For purposes of the foregoing, the valuation of the equity interests in BSST shall be based on the consideration paid to the holders of the outstanding equity interests in BSST in connection with such Sale Transaction or, if no consideration is paid or if such amount cannot be easily determined, than such valuation shall be as mutually determined by Amerigon and Bell in good faith or, if they cannot agree, than by a majority of three qualified independent appraisers, one selected by Amerigon, one selected by Bell and a third selected by the first two appraisers. As used in this Agreement, “Sale Transaction” means (a) the sale, exchange, transfer or other disposition of assets constituting all or substantially all of the assets of Amerigon or BSST, (b) the sale, exchange, transfer or other disposition of all or substantially all of the equity in Amerigon or BSST, or (c) any merger, consolidation or other business combination or recapitalization that results in the holders of the issued and outstanding voting securities of Amerigon or BSST immediately prior to such transaction beneficially owning or controlling less than a majority of the outstanding voting securities of the continuing or resulting entity immediately following such transaction.

Section 3. MISCELLANEOUS

A. Reference to and Effect on the Operating Agreement.

(i) Except as specifically amended by this Agreement, the Applicable Agreements shall remain in full force and effect and is hereby ratified and confirmed.

(ii) The execution, delivery and performance of this Agreement shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy under, any of the Applicable Agreements.

B. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose or be given any substantive effect.

C. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

D. Effectiveness. This Agreement shall become effective upon the execution of counterparts hereof by all of the parties hereto.

E. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[signatures appear on the following page]

(2)

IN WITNESS WHEREOF, the parties hereto have caused this Reversionary Rights Agreement to be duly executed and delivered as of the date first written above.

/s/ Lon. E Bell
DR. LON E. BELL

AMERIGON INCORPORATED

By:	/s/ D. R. Coker
Daniel R. Coker, President

BSST LLC

By:	/s/ Lon E. Bell
Dr. Lon E. Bell, President

(3)